Exhibit 99.1

For Release: July 15, 2004
Contact: Rosemary Walker
802/865-1838

Merchants Bancshares, Inc. Announces 2004 Second Quarter Results

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.84 million, or diluted earnings of 45 cents per share, for the quarter ended June 30, 2004. This compares with net income of $3.04 million, or diluted earnings per share of 49 cents for the quarter ended June 30, 2003, and $2.82 million, or diluted earnings per share of 45 cents for the first quarter of 2004. Total assets grew to $1.03 billion from $970 million at December 31, 2003. The return on average assets was 1.15% and the return on average equity was 12.96% for the second quarter of 2004, compared to 1.39% and 14.38%, respectively, for the second quarter of 2003. Merchants declared a dividend on July 15, 2004, of 27 cents per share payable August 12, 2004, to shareholders of record as of July 29, 2004.

Merchants' quarterly average total assets increased to $991.80 million during the quarter, a $26.55 million increase over fourth quarter 2003 average total assets. Ending loan balances increased to $589.11 million, compared to $569.00 million at December 31, 2003. Quarterly average loans increased to $579.98 million during the second quarter, an increase of $15.55 million over fourth quarter 2003 average balances. The overall growth in the loan portfolio was primarily a result of increased commercial loan activity. The net gains came primarily in the commercial loan and commercial real estate categories; ending balances in these categories increased $13.32 million to $298.51 million over year end balances of $285.19 million. Residential mortgage activity decreased during the quarter due to the slight rise in mortgage rates; Merchants home equity line of credit portfolio showed the greatest increase in the retail product category as consumers opted to hold onto previously negotiated low fixed rates on their first mortgage. Ending balances in this portfolio increased $4.41 million to $35.48 million at June 30, 2004 from $31.07 million at December 31, 2003.

Deposits closed the quarter at $816.76 million, an increase of $8.67 million over year end balances of $808.08 million. Quarterly average deposits increased $9.25 million to $813.94 million. Although sales of Merchants' marquee Free Checking for Life(R) product have moderated this year, totals in this product category increased $7.37 million to $131.23 million.

Merchants' investment portfolio closed the quarter at $377.56 million, an increase of $37.23 million over year end balances of $340.34 million. The growth in the portfolio was primarily in the mortgage backed security and collateralized mortgage obligation sectors. Merchants has funded much of the growth in its investment portfolio with advances from the Federal Home Loan Bank ("FHLB"). Average short-term FHLB borrowings for the quarter totaled $40.26 million, at an average rate of 1.16%. Long-term debt increased to $63.28 million, from $26.37 million for the quarter ended March 31, 2004, and $6.62 million for the quarter ended December 31, 2003, as Merchants locked in rates on a portion of its funding during the quarter. The long-term debt primarily consists of amortizing FHLB advances with maturities from two to six years; the average rate paid on the debt during the quarter was 2.16%.

Merchants experienced some net interest margin erosion during the second quarter, as the margin decreased from 4.23% for the fourth quarter of 2003 and the first quarter of this year to 4.20%

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for the current quarter. This compares to a net interest margin of 4.55% for the second quarter of 2003. However, balance sheet growth enabled Merchants to increase its net interest income dollars $395 thousand or 4.2% for the second quarter and $977 thousand or 5.3% for the first six months of the year when compared to the same period one year ago. The recent increase in short-term rates by the Federal Reserve Board may create opportunities for Merchants to further increase its margin dollars.

Nonperforming assets were $893 thousand or 0.09% of total assets at June 30, 2004. This is a decrease of $3.43 million from the June 30, 2003 balance of $4.32 million, and a decrease of $1.32 million from the December 31, 2003, balance of $2.21 million due to the resolution of several large nonperforming loans. Asset quality measurements have shown consistent improvement during the past fifteen months. Loan delinquency rates, charge-offs and non-accrual loan balances are all at or near historical lows.

At June 30, 2004, the Allowance for Loan Losses ("Allowance") stood at $8.00 million or 1.36% of total loans and 896% of nonperforming loans, compared to $7.89 million or 1.46% of total loans and 183% of nonperforming loans at June 30, 2003. Merchants had very little activity in the Allowance during the first six months of 2004; charge-offs of $56 thousand and recoveries of $101 thousand were recorded. There was no provision for loan losses during the first six months of 2004 or 2003.

Total noninterest income decreased $537 thousand to $2.21 million for the second quarter of 2004 from $2.75 million for the second quarter of 2003; and decreased $467 thousand for the first six months of 2004 to $4.36 million from $4.83 million for the first six months of 2003. Merchants realized security losses totaling $67 thousand for the second quarter of 2004 compared to gains of $626 thousand for the second quarter of last year, and a year-to-date loss of $4 thousand for the first six months of 2004 compared to gains of $843 thousand for the first six months of the prior year. Absent the security gains and losses, noninterest income increased $156 thousand, or 7.3%, to $2.28 million from $2.12 million for the second quarter of 2004 compared to 2003; and $380 thousand, or 9.5% to $4.37 million from $3.99 million for the first six months of the current year compared to the prior year. This increase in noninterest income is due in large part to the increased level of overdraft activity and to increases in electronic transactions. Year-to-date overdraft fee income increased 27.3% or $374 thousand to $1.74 million from $1.37 million when comparing the first six months of the current year to the same period last year. ATM and debit card volumes for the first six months of 2004 are 17.7% higher than the same period one year ago. Year-to-date net ATM and debit card fees have increased 30.6% during the same period.

Total noninterest expense increased $316 thousand to $8.13 million for the second quarter of 2004 from $7.82 million for the second quarter of 2003; total noninterest expense increased $922 thousand to $16.31 million from $15.39 million for the first six months of the current year compared to 2003. One of Merchants' largest expense categories is Salaries and Employee Benefits. This category is virtually flat at $3.83 million when comparing the second quarter of the current year to last year, and increased 1.7% to $7.76 million from $7.63 million for the first six months of the year. Merchants' salary administration plan, an ongoing project for the last two years, has worked its way through the entire organization. Current expense increases are the result of normal pay increases.

Occupancy and Equipment expenses for the second quarter increased $161 thousand or 12.1%, when comparing 2004 to 2003; year-to-date increases in this category were $379 thousand, or

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14.4%. Approximately $187 thousand of the year-to-date increase is attributable to Merchants' two de novo branches, $130 thousand to Merchants' service center network server infrastructure and desktop computer upgrade completed in the fourth quarter of 2003, and $10 thousand to the branch infrastructure and desktop computer upgrade being implemented during 2004. The balance is a result of increased software maintenance costs and normal increases in building maintenance and rental expense. Legal and Professional fees increased $155 thousand or 40.2%, for the second quarter of 2004 compared to 2003; and $267 thousand or 38.4%, for the first six months of the current year compared to the prior year. Merchants has decided to defer any further market expansion through de novo branching until management is satisfied that the two de novo branches are self-supporting. As a result of this decision Merchants expensed $48 thousand this quarter in legal and professional fees related to the development of a third location. The balance of the increase is primarily attributable to professional fees associated with the infrastructure project mentioned above, and increased investment advisory fees.

Mr. Joseph Boutin, President and Chief Executive Officer, Mr. Michael Tuttle, Chief Operating Officer and Ms. Janet Spitler, Chief Financial Officer, will host a conference call to discuss these earnings results at 9:00 a.m. Eastern Time on Friday July 16, 2004. Interested parties may participate in the conference call by dialing 800-230-1085; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call in a few minutes prior to the call in order to register. A replay will be available through July 23, 2004. The U.S. replay dial-in number is 800-475-6701 and the replay access code is 717266.

The mission of Merchants Bank is to provide best-in-class community banking services to Vermonters. This commitment is fulfilled through a community, branch-based, system that includes 35 bank offices throughout the state of Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life(R), MoneyLYNX(R) money market accounts, and CommerceLYNX(R) business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. Total assets of Merchants are $1.03 billion. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants' stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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Merchants Bancshares, Inc.
Financial Highlights
For the period ended June 30, 2004
(In thousands except share and per share data)

	06/30/04	12/31/03	06/30/03	12/31/02
Balance Sheets - Period End
Total assets	$1,033,186	$969,902	$897,873	$854,495
Loans	589,108	568,997	540,670	495,588
Allowance for loan losses ("ALL")	7,999	7,954	7,887	8,497
Net loans	581,109	561,043	532,783	487,091
Investment securities	377,564	340,337	298,912	270,215
Federal funds sold and securities purchased
under agreements to resell	--	--	513	31,500
Other real estate owned ("OREO")	--	--	--	57
Other assets	74,513	68,522	65,665	65,632
Deposits	816,756	808,083	789,432	755,274
Short-term borrowings	46,153	57,058	1,661	4,000
Long-term debt	63,280	6,618	6,257	2,377
Other liabilities	20,206	11,830	14,721	10,086
Shareholders' equity	86,791	86,313	85,802	82,758
Balance Sheets - Quarter-to-Date Averages
Total assets	$991,802	$965,247	$871,836	$844,656
Loans	579,975	564,421	534,569	491,494
Allowance for loan losses	8,002	8,032	8,310	8,678
Net loans	571,973	556,389	526,259	482,816
Investment securities, including Federal Home
Loan Bank stock	348,111	338,042	273,564	278,842
Federal funds sold, securities purchased under
agreements to resell, and interest bearing
deposits with banks	2,362	1,398	12,781	17,762
Other assets	69,356	69,418	59,232	65,236
Deposits	813,943	804,694	771,355	748,585
Short-term borrowings	41,084	57,962	2,317	2,682
Long-term debt	37,379	6,482	6,287	2,383
Other liabilities	11,675	10,571	7,307	6,432
Shareholders' Equity	87,721	85,538	84,570	84,574
Interest earning assets	930,448	903,861	820,914	788,098
Interest bearing liabilities	781,766	760,812	686,874	655,914
Ratios and Supplemental Information
Book value per share	$13.94	$13.93	$13.89	$13.39
Tier I leverage ratio	8.77%	8.70%	9.21%	9.17%
Period end common shares outstanding	6,226,756	6,196,053	6,178,896	6,178,438
Credit Quality - Period End
Nonperforming loans ("NPLs")	$893	$2,212	$4,318	$3,699
Nonperforming assets ("NPAs")	893	2,212	4,318	3,756
NPLs as a percent of total loans	0.15%	0.39%	0.80%	0.75%
NPAs as a percent of total assets	0.09%	0.23%	0.48%	0.44%
ALL as a percent of NPLs	896%	360%	183%	230%

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	For the Three
	Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Operating Results
Interest income
Interest and fees on loans	$8,026	$8,304	$16,066	$16,336
Interest and dividends on investments	3,479	3,072	7,078	6,364
Total interest income	11,505	11,376	23,144	22,700
Interest expense
Deposits	1,477	2,006	3,056	4,103
Short-term borrowings	118	11	322	13
Long-term debt	201	45	277	72
Total interest expense	1,796	2,062	3,655	4,188
Net interest income	9,709	9,314	19,489	18,512
Provision for loan losses	--	--	--	--
Net interest income after provision for
loan losses	9,709	9,314	19,489	18,512
Noninterest income
Trust Company income	390	369	768	714
Service charges on deposits	1,254	1,097	2,401	2,147
Gain (loss) on sale of investments, net	(67)	626	(4)	843
Other noninterest income	635	657	1,198	1,126
Total noninterest income	2,212	2,749	4,363	4,830
Noninterest expense
Salaries and employee benefits	3,827	3,813	7,762	7,630
Occupancy and equipment expenses	1,497	1,336	3,007	2,628
Legal and professional fees	540	385	963	696
Marketing expenses	304	357	686	658
Equity in losses of real estate limited
partnerships	431	401	844	803
Other noninterest expense	1,532	1,523	3,046	2,971
Total noninterest expense	8,131	7,815	16,308	15,386
Income before income taxes	3,790	4,248	7,544	7,956
Income taxes	948	1,208	1,882	2,182
Net income	$2,842	$3,040	$5,662	$5,774
Ratios and Supplemental Information
Weighted average common shares outstanding	6,224,674	6,182,218	6,217,467	6,182,335
Weighted average diluted shares outstanding	6,288,573	6,237,085	6,284,865	6,236,698
Basic earnings per common share	$0.46	$0.49	$0.91	$0.93
Diluted earnings per common share	0.45	0.49	0.90	0.93
Return on average assets	1.15%	1.39%	1.14%	1.34%
Return on average shareholders' equity	12.96%	14.38%	12.92%	13.77%
Net interest rate spread	4.05%	4.36%	4.06%	4.41%
Net interest margin	4.20%	4.55%	4.21%	4.61%
Efficiency ratio (1)	61.63%	62.02%	62.27%	62.25%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of June 30, 2004, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $8.3 million.

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